EXHIBIT 10.2

AMENDMENT TO LICENSE AGREEMENT

This Amendment (the “Amendment”) is made and entered into as of April , 2004 to the License Agreement made and entered into as of August 1, 2003, as amended as of December 1, 2003 (the “Agreement”), by and between Senetek PLC, an English corporation with its corporate headquarters located at 620 Airpark Road, Napa, California 94558 (“Senetek”), and Valeant Pharmaceuticals International (formerly known as ICN Pharmaceuticals, Inc), a Delaware corporation with its corporate headquarters located at 3300 Hyland Avenue, Costa Mesa, California 92626 (“Licensee”). Capitalized terms used herein and not otherwise defined are used with the meanings ascribed to them in the Agreement.

In consideration of the mutual promises, covenants, and conditions set forth below, the parties agree as follows:

1. Lump Sum Payment by Licensee. Simultaneously with the execution and deliver of this Amendment, Licensee shall make a non-refundable, unconditional payment to Senetek in the amount of five million Dollars ($5,000,000) by wire transfer to the account of Senetek at: WestAmerica Bank, ABA No. 121140218 f/b/o Account No. ***.

2. Mass Market Channel of Distribution. Section 1.3 of the Agreement is hereby amended by adding at the end thereof the following:

“and, effective as of the date provided in Section 8 of this Amendment, the ‘mass market’, comprised of drug stores, chain drug stores, food stores, chain food stores, mass volume retailers (such as Kmart, WalMart and Target), food and merchandise combination stores, and cosmetics specialty stores (such as Ulta 3 and Cosmetics Plus), but expressly excluding Bath & Body Works, Garden Botanika, Origins, Aveda, The Limited Group of companies and other retailers selling principally skin, body and hair care products exclusively under their own brand name through retail establishments owned, operated, authorized or licensed by such retailers under such brand name.”

3. Contract Year. Section 1.8 of the Agreement is hereby amended to read in its entirety as follows:

“1.8 ‘Contract Year’ means any period during the Term commencing on January 1 of a calendar year and ending on December 31 of such calendar year or the earlier termination of this Agreement, except that the first Contract Year shall be the period beginning on August 31, 2003 and ending on December 31, 2004.”

4. Term. Section 1.23 of the Agreement is hereby amended by deleting therefrom the words, “issued in the United States”.

5 Manufacture, Purchase and Sale of Products. Effective as of January 1, 2005, Section 3.11(ii) of the Agreement is hereby amended to read in its entirety as follows:

“(ii) On each Unit of Licensee Products manufactured by Licensee or its authorized suppliers (and on each Unit of Senetek Products manufactured by or for Licensee during a Disruption Period), (A) *** percent (***%) of Net Sales during each

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calendar quarter until the aggregate Net Sales during such calendar quarter total two-million five hundred thousand Dollars ($2,500,000), and thereafter *** percent (***%) of such Net Sales during such calendar quarter, until such time as the aggregate Royalties payable pursuant to this clause (A) at such *** percent (***%) rate total eight million Dollars ($8,000,000), and (B) thereafter *** percent (***%) of Net Sales.” It is the intent of the parties that Valeant shall receive a two hundred fifty thousand dollar benefit each quarter until the full eight million Dollar benefit is achieved. In the event sales are not sufficient to generate this benefit the parties will negotiate in good faith to revise this Agreement to provide such benefit in another manner. Additionally, this benefit shall carry over to other products licensed to Valeant by Senetek in the event Valeant’s sales of the Product are not sufficient to fully utilize this benefit.

6. Waiver of Minimum Payments for 2004. Senetek hereby waives the provisions of Section 3.12 of the Agreement with respect to the first Contract Year. Consequently, Licensee shall retain the Exclusivity Right through the First Contract Year whether or not the Royalties due pursuant to Section 3.11 plus the Base Price due pursuant to Section 3.1 equal the Minimum Payments provided for in Section 3.12, and Licensee’s further retention of the Exclusivity Right shall be determined on the basis of the Minimum Payments with respect to the second and subsequent Contract Years.

7. Amendment of Section 3.13(i). Section 3.13(i) of the Agreement is hereby amended to read in its entirety as follows:

“(i) Not later than the October 1 preceding the end of the first and each subsequent Contract Year, Senetek and Licensee shall negotiate in good faith with respect to the Minimum Payments to be required for the next Contract Year with respect to Products for sale in Canada and the United States of America, provided that if the parties fail to reach agreement with respect thereto by October 31 of such Contract Year, then the Minimum Payments applicable to such next Contract Year with respect to Products for sale in Canada and the United States of America shall be equal to the Minimum Payments applicable to the Contract year being completed.”

8. Mass Market Notice. On or after December 31, 2004, Licensee may give Senetek 180 days notice of its intended date for the launch of one or more Products in the Mass Market, in which event Licensee’s rights pursuant to Section 2 of this Amendment shall take effect on such 180th day, provided that if Licensee shall give notice prior to December 31, 2004 but not sooner than October 31, 2004 that it is firmly committed to a significant launch of Products in the North America Territory earlier than July 1, 2005 and providing detailed marketing plans therefore, Senetek shall negotiate in good faith with Licensee with respect to the commercial terms under which Licensee shall be permitted an earlier effective date for its rights pursuant to Section 2 of this Agreement.

9. No Further Amendments. Except as amended by this Amendment, the Agreement shall not be deemed to have been modified or affected hereby in any respect, and as amended hereby the Agreement shall remain in full force and effect according to its terms.

To evidence this Amendment, the parties have caused their duly authorized representatives to execute this Amendment as of the date first set forth above.

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VALEANT PHARMACEUTICALS INTERNATIONAL

By:	/s/ W.P. WHEELER
Name:	W.P. Wheeler
Title:	President, North American Region Global Commercial Development

SENETEK PLC

By:	/s/ FRANK J MASSINO
Name:	Frank J Massino
Title:	Chairman and CEO

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